20 December 2006
P.O. Box 7113
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 717 10 00
F +31 20 717 11 11
Core Laboratories LP
6316 Windfern Road
Houston, Texas 77040
Core Laboratories N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands
Ladies and Gentlemen,
Core Laboratories LP – Registration Statement
We have acted as legal counsel as to Netherlands law to Core Laboratories LP, a Delaware limited partnership, in relation to the Registration Statement on Form S-3 relating to $300,000,000 aggregate principal amount of 0.25% Senior Exchangeable Notes Due 2011 of Core Laboratories LP and the common shares of Core Laboratories N.V. issuable upon exchange or repurchase of such notes.
Capitalized terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or be taken into consideration in its interpretation.
This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained the documents reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarized or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.
NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out, subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

20 December 2006
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the documents set forth in Exhibit B. We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be, and the opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organization, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.
This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.
In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by

20 December 2006
us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same;
b.	no defects attach to the incorporation of the Company (aan zijn totstandkoming geen gebreken kleven) and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute the Deed of Incorporation;

c.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets. The Extract in respect of the Company and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office and the EU Insolvency Register maintained with the courts of The Hague, the Netherlands, support the items (i) through (iv) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;

d.	the Resolutions are in full force and effect, correctly reflect the resolutions stated in them and the factual statements made in the Resolutions are complete and correct; and

e.	at the time of the issuance of the Shares in accordance with the terms of the Indenture (i) the common shares in the capital of the Company shall be listed on the New York Stock Exchange or any other regulated stock exchange as referred to in Article 2: 86c NCC, (ii) the Company shall have distributable retained earnings (“vrij uitkeerbare reserves”) of an amount not less than the number of Shares to be issued multiplied by the nominal value of each of the Shares and (iii) the number of Shares to be issued shall be equal to or less than the number of authorized but unissued common shares in the capital of the Company.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

20 December 2006
Corporate Status
1.	The Company has been duly incorporated and is validly existing as a naamloze vennootschap (company with limited liability).
Shares
2.	The Shares, when issued in accordance with the terms of the Indenture, will be validly issued and fully paid-up.
Shareholders
3.	A holder of a Share will not, solely by reason of being a holder of a Share, be personally liable for obligations of the Company.
The opinions expressed above are subject to the following qualifications:
A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Indenture under the applicable law and the obligations of the parties to the Indenture and we have made no investigation of that meaning and purport. Our review of the Indenture or of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.
Yours faithfully,
/s/ NautaDutilh N.V.

EXHIBIT A
LIST OF
DEFINITIONS

“Articles of Association”	articles of association of the Company as they read since the execution of the Deed of Amendment

“Bankruptcy Clerk’s Office”	the Amsterdam Court Bankruptcy Clerk’s office (faillissementsgriffie van de rechtbank)

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel voor Amsterdam)

“Company”	Core Laboratories N.V.

“Deed of Amendment”	the deed of amendment, dated July 1, 2006 which according to the Extract in respect of the Company contains the last amendments to the Company’s articles of association

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Company, dated August 8, 1994

“Exhibit”	an exhibit to this opinion letter

“Extract”	an extract from the Commercial Register in respect of the Company, dated the date of this opinion letter

“Indenture”	the indenture in connection with the Notes, between the Company, Core Laboratories LP and Wells Fargo Bank, National Association, dated November 6, 2006

“NCC”	the Netherlands Civil Code

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

“Notes”	the Core Laboratories LP .25 % senior exchangeable notes due 2011 to be issued by Core Laboratories LP pursuant to the Indenture

“Registration Statement”	the Registration Statement on Form S-3 relating to the Notes and the Shares

“Resolutions”	the documents containing the resolutions of the managing board (bestuur) of the Company, dated November 2, 2006, of its general meeting of shareholders (algemene vergadering van aandeelhouders), dated June 28, 2006 and of its supervisory board (raad van commissarissen), dated September 15, 2006

“Shares”	the common shares in the share capital of the Company with a nominal value of € 0.04 which are issuable pursuant to the Indenture

EXHIBIT B
LIST OF
DOCUMENTS
1.	a fax or pdf copy of the Deed of Incorporation;

2.	a fax or pdf copy of the Articles of Association;

3.	an original copy of an Extract;

4.	a fax or pdf copy of the Resolutions;

5.	a draft of the Registration Statement dated December 1, 2006; and

6.	a fax or pdf copy of the Indenture.